UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2024

Clever Leaves Holdings Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-39820	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bodega 19-B Parque Industrial Tibitoc P.H, Tocancipá - Cundinamarca, Colombia	N/A
(Address of principal executive offices)	(Zip Code)

(561) 634-7430
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares without par value	CLVR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for 1/30th common share at an exercise price of $11.50	CLVRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2024 (the “Closing Date”), Clever Leaves Holdings, Inc. (the “Company”) and NS US Holdings, Inc. (the “Seller”), which is a wholly owned subsidiary of the Company, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with KAC Investments LLC (the “Buyer”), pursuant to which the Company sold its non-cannabinoid business segment (the “Sale Transaction”), which is comprised of the Company’s wholly owned subsidiary Herbal Brands, Inc. (“HBI”, and together with the Company and the Seller, collectively the “Seller Parties”).

The Purchase Agreement includes customary representations and warranties of the parties and post-closing indemnities.

The Sale Transaction was completed on the Closing Date, for a purchase price of $8.02 million, including $7.02 million in cash paid on the Closing Date, and the issuance of a senior secured promissory note and security agreement by Buyer in favor of the Seller in the original principal amount of $1.00 million (the “Note and Security Agreement”), which accrues interest at seven and one-half percent (7.50%) per annum, and for which interest is payable quarterly, in cash, until the March 21, 2025 maturity date. On the maturity date, all unpaid principal and accrued interest under the Note and Security Agreement is due and payable. The Seller Parties are indemnified by a personal guarantee with respect to Buyer’s obligations under the Note and Security Agreement. All such proceeds received by the Seller on the Closing Date are prior to the payment of any transaction fees and expenses incurred by it in connection with the Sale Transaction.

The Seller also expects to receive $0.19 million in additional proceeds in connection with the sale of HBI’s manufacturing equipment, which preceded the Closing Date.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K (the “Report”) and is incorporated herein by reference.

The Purchase Agreement included as an exhibit to this Report is intended to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Seller Parties, the Buyer or any of their respective subsidiaries or affiliates and/or the Business. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to that agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to that agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Seller Parties, the Buyer or any of their respective subsidiaries or affiliates and/or the Business. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2023, the unaudited pro forma consolidated statement of operations for the year ended December 31, 2022 and the unaudited interim pro forma condensed consolidated balance sheet as of September 30, 2023 of the Company is hereby included as Exhibit 99.1 to this Report.

Exhibit No.	Description

10.1	Stock Purchase Agreement, by and among Clever Leaves Holdings Inc., NSUS Holdings, Inc. and KAC Investments LLC, dated March 21, 2024.

99.1	Pro Forma Financial Information of Clever Leaves Holdings, Inc.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clever Leaves Holdings Inc.

By:	/s/ Henry R. Hague, III
Name:	Henry R. Hague, III
Title:	Chief Financial Officer

Date: March 27, 2024